February 26, 2010

BofA Funds Series Trust

One Financial Center

Boston, MA 02111

Re:	BofA Funds Series Trust Post-Effective Amendment No. 7 to Registration Statement on Form N-1A, File Nos. 333-132211; 811-21862 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to Columbia Funds Series Trust II (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust,” we have been asked to render our opinion with respect to the issuance of an indefinite number Class A, Class C, Class R and Class Z shares of stock of the Trust (the “Shares”), representing interests in Columbia Retirement 2005 Portfolio, Columbia Retirement 2010 Portfolio, Columbia Retirement 2015 Portfolio, Columbia Retirement 2020 Portfolio, Columbia Retirement 2025 Portfolio, Columbia Retirement 2030 Portfolio, Columbia Retirement 2035 Portfolio, Columbia Retirement 2040 Portfolio (each, a “Portfolio”), each series of the Trust, as more fully described in the prospectuses and statement of additional information contained in Post-Effective Amendment No. 7 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and, as to matters of fact material to the opinion set forth below, on a certificate of the Assistant Secretary of the Trust. We also have assumed that: (i) the Shares of each Portfolio will be issued and sold at a price per share of not less than the net asset value thereof and that such issuance or sale will be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the current prospectuses and statement of additional information, as they may be amended and supplemented from time to time, included in the Registration Statement; and (ii) ownership of all Shares of each Portfolio will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to Delaware Statutory Trust Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

cc: Peter Fariel, Esq.